Item 77H - Deutsche EAFE(r) Equity Index Fund
(a series of Deutsche Institutional
Funds (the "Registrant"))
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person had owned
more than 25% of the series based on the records of
the series as of April 2, 2015.
As of April 2, 2015:
Series
Name of Person
Ownership
as % of
Series
Deutsche
EAFE(r)
Equity
Index Fund
CITY OF LOS
ANGELES TTEE
FBO CITY OF LOS
ANGELES
DEFERRED
COMPENSATION
PLAN
C/O GREAT WEST-
RECORDKEEPER
GREENWOOD VLG
CO 80111-5002
65.96%

As of April 6, 2016:

No investor beneficially owned 25% or more of Deutsche EAFE(r) Equity Index Fund shares as of
April 6, 2016.